Exhibit 10.2

Revised: April 16, 2007

March 30, 2007

Private and Confidential

Dear Jay:

We are delighted to extend an offer to you to join Hewitt Associates as the President of our HR Outsourcing Segment. This letter confirms the terms and conditions of our offer, which are subject to both your acceptance and to approval by Hewitt’s Board of Directors.

•   An annualized base salary of $490,000 on a regular, full-time, exempt basis with a performance and pay review in December of 2007, and annually thereafter assuming strong individual performance;

•   You will be eligible for a bonus target of 70% of your actual fiscal year base pay earnings. Any award payout will be based on your individual and financial results relative to goals established by you and your manager, and business financial goals. Bonus awards are based on contributions and results through our fiscal year end, September 30, 2007, and are currently planned to be paid in mid-December 2007. You are guaranteed a minimum payout in the first year. This guaranteed payout will be calculated based on your full annual bonus target prorated from your first day of employment through September 30, 2007. You must be employed by Hewitt on the payout date to be eligible to receive an award;

•   Eligibility to participate in our Global Stock Plan, which is based on both role and performance. The next grant date is targeted for December 2007. Last year business leaders at this level in the organization received 40,000 stock options and 13,500 performance-based shares. (Please see below for more information about the payout potential for performance-based shares.) While we have not yet finalized the design of this year’s planned equity grant, we anticipate awards to business leaders to be equivalent to last’year’s grant;

Revised: April 16, 2007

Mr. Jay C. Rising

March 30, 2007

•   A one-time sign-on equity grant of 10,000 restricted stock units, 10,000 stock options and 7,000 shares of performance-based Hewitt stock. The restricted stock units and stock options would vest 50% after two years (April 1, 2009) with the remaining 50% vesting as of April 1, 2010. Payout of the performance-based shares is based on the Company’s achievement of earnings per share, operating income, and revenue goals as established for other senior corporate officers, and can range from 0% to 200% of the target grant amount. These shares would vest 100% as of September 30, 2009;

•   A sign-on bonus of $50,000 in the event that your present employer refuses to pay the quarterly cash bonus for which you are currently eligible and due to be paid on April 30, 2007.

•   Participation in our Executive Benefits Plan which consists of the following:

—Twenty-seven days of vacation/personal time annually;

—An additional five-week vacation splash after five years of service and every five years thereafter;

—A voluntary Deferral Plan for base pay and annual incentive; and a Defined Contribution Restoration Plan which provides for the company retirement contribution and company 401(k) match above any qualified limits;

•   Participation in Hewitt Associates’ Financial Security Plans, including an annual company Retirement and Savings Plan contribution and a company 401(k) match;

•   Participation in our Change-in-Control Executive Severance Program. In addition, if you are involuntarily separated from Hewitt within the first 36 months of your employment for reasons other than cause or change-in-control you will be eligible for:

—One year of severance (base pay plus annual bonus target);

—12 months of health coverage continuation;

—Immediate vesting of the one-time sign-on equity grant of 10,000 restricted stock units, and 10,000 stock options;

Revised: April 16, 2007

Mr. Jay C. Rising

March 30, 2007

—To the extent that financial thresholds specified in your initial grant of 7,000 performance-based Hewitt shares are achieved prior to separation they would also immediately vest;

•   You will be receiving Hewitt’s Relocation Policy; and

•   Eligibility for coverage under our comprehensive benefits programs described in the enclosed benefits booklet.

This role positions you as a leader in the company and a member of the Hewitt Leadership Group (HLG). As a member of the HLG, you will be subject to Hewitt’s stock ownership guidelines and will be required to abide by Hewitt’s non-compete agreement.

This offer is contingent upon Hewitt receiving completed and satisfactory background and reference checks, including our review of an investigative consumer report. In addition, this offer is contingent upon approval by the Board of Directors. Enclosed is a copy of Hewitt’s Confidentiality Agreement for your review. Please call us if you have any questions about its meaning.

We recognize that you retain the option, as does Hewitt, of ending your employment with the company at any time, with or without notice and with or without cause. As such, your employment with Hewitt is at-will and neither this letter, nor any other oral or written representations may be considered a contract for any specific period of time.

Jay, we look forward to a positive response. If there is any additional information you need to help you make your decision, please feel free to contact me.

Sincerely,

Hewitt Associates LLC

/s/ P. Artell Smith

P. Artell Smith

HRO Human Resources Global Leader

PAS:tmg

Enclosures

cc: Mr. Russell P, Fradin, Hewitt Associates